Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors
S&T Bancorp, Inc.:

We consent to the use of our report dated March 1, 2018, with respect to the consolidated balance sheet of S&T Bancorp, Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of net income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
July 11, 2019